Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Announces Record Earnings of $845,611 for First Quarter of 2006

Whiteville, NC -April 17, 2006– Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the quarter ending March 31, 2006 of $845,611, an increase of 29.0% over the $655,665 earned in the same period of 2005. Earnings per share during the most recent quarter were $.18 compared to $.14 per share for the first quarter of 2005.  Net interest income, the difference between interest income on earning assets and interest expense on interest bearing liabilities, increased by 35.7% from $2.28 million to $3.1 million during the first quarter.

Waccamaw Bankshares reported total assets on March 31, 2006 of $336,712,704 reflecting a 16.3% increase over total assets of $289,510,886 reported on March 31, 2005. Total net loans increased by 22.0% on a comparative quarter basis. Total deposits increased 20.4% to $283.5 million, increasing from $235.5 million on March 31, 2006.

Jim Graham, President and CEO of Waccamaw Bankshares, stated, “We are extremely pleased to report yet another record profit for the first quarter of 2006.  The first quarter has established a strong foundation for the remainder of 2006 and our new 7,700 square foot Training, Technology and Operations Center in Whiteville has recently opened.  The bank’s second office in Southport, North Carolina is now under construction and will become Waccamaw’s tenth banking office when it opens in the third quarter.  The acquisition of the Bank of Heath Springs in Lancaster County, South Carolina will be completed at the end of April, and we look forward to further expansion within our market area as well as contiguous markets in South Carolina.”

Waccamaw Bankshares, Inc. chairman Alan W. Thompson commented, “It is with great pride we report earning results for the first quarter as our bank continues its well established pattern of strong growth while achieving earnings performance.  It is an exciting time for our community banking company as expansion leads us into new markets as our operating performance becomes stronger within the markets that we presently serve. “

Waccamaw Bank is a state charted bank operating eight offices in Whiteville, Wilmington, Shallotte, Southport, Holden Beach, Chadbourn, Tabor City and Elizabethtown, North Carolina.  In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares  is listed on the NASDAQ small capital market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on  the Bank’s website at www.waccamawbank.com.

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of the future economic conditions, governmental fiscal and monetary  policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in the Waccamaw Bankshares Corporation recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.